Exhibit 5.5

12 November 2014

Matter No.:349284

Doc Ref: 8731052.3

441 298 7859

chiara.nannini@conyersdill.com

Kinross Gold Corporation

25 York Street

17th Floor

Toronto, Ontario

Canada M5J 2V5

Dear Sirs,

Re: BGO (Bermuda) Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Forms S-4  and F-10 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 12 November, 2014 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933 of US$500,000,000 aggregate principal amount of 5.95% senior notes due 2024 (the “New Notes”) of Kinross Gold Corporation (“Kinross”), unconditionally guaranteed by certain subsidiaries of Kinross, including the Company (together, the “Guarantors”), pursuant to an exchange offer by Kinross for a like principal amount of Kinross’ outstanding notes, pursuant to that certain Indenture (the “Indenture”) dated 22 August 2011 among Kinross, the Guarantors, and Wells Fargo Bank, National Association, as trustee.

For the purposes of giving this opinion, we have examined the following documents:

(i)             the Registration Statement;

(ii)          an electronic copy of the executed Indenture (the “Indenture”); and

(iii)       a form of guarantee (the “Guarantee”).

The documents listed in items (ii) through (iii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also examined the memorandum of association and the bye laws of the Company, each certified by the Secretary of the Company on 12 November, 2014, written resolutions of its directors dated 13 November 2013 and 17 June 2013 (the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents, (d) the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby, (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (f) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (h) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents in accordance with their respective terms, (i) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Documents to the jurisdiction of any New York State or Federal court sitting The City of New York (the “Foreign Courts”), and (j) that on the date of entering into the Documents the Company is and after entering into the Documents will be able to pay its liabilities as they become due.

The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, (e)  may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction.  Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.  This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.  This opinion is issued solely for the purposes of the filing of the Registration Statement and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.              The Company is duly incorporated and validly existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.              The Company has the necessary corporate power and authority to enter into and perform its obligations under the Documents. The execution and delivery of the Documents and the performance by the Company of its obligations thereunder will not violate the memorandum of association or bye-laws of the Company nor any applicable law, regulation, order or decree in Bermuda.

3.              The Company has taken all corporate action required to authorize its execution, delivery and performance of the Documents. The Indenture has been duly authorised, executed and delivered by or on behalf of the Company and constitutes the valid and binding obligations of the Company in accordance with the terms thereof. The Guarantee has been duly authorised and when duly executed and delivered by or on behalf of the Company, will constitute the valid and binding obligations of the Company in accordance with the terms thereof.

4.              No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of Bermuda or any subdivision thereof, is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Documents, except such as have been duly obtained in accordance with Bermuda law.

5.              Based solely upon a search of the Cause Book of the Supreme Court of Bermuda conducted at 10:00 a.m. on 12 November 2014 (which would not reveal details of proceedings which have been filed but not actually entered in the Cause Book at the time of our search), there are no judgments against the Company, nor any legal or governmental proceedings pending in Bermuda to which the Company is subject.

6.              Based solely on a search of the public records in respect of the Company maintained at the offices of the Registrar of Companies at 11:54 a.m. on 12 November 2014 (which would not reveal details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search) and a search of the Cause Book of the Supreme Court of Bermuda conducted at 10:00 a.m. on 12 November 2014 (which would not reveal details of proceedings which have been filed but not actually entered in the Cause Book at the time of our search), no details have been registered of any steps taken in Bermuda for the appointment of a receiver or liquidator to, or for the winding-up, dissolution, reconstruction or reorganisation of, the Company, though it should be noted that the public files maintained by the Registrar of Companies do not reveal whether a winding-up petition or application to the Court for the appointment of a receiver has been presented and entries in the Cause Book may not specify the nature of the relevant proceedings.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Notes and Guarantees” in the prospectus forming part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited